Exhibit 10.17.10

FIFTH AMENDMENT TO AMENDED AND
RESTATED LOAN AND SECURITY AGREEMENT

               This FIFTH AMENDMENT (this “Fifth Amendment”) is made as of the 1st day of September, 2004 (“Amendment Closing Date”) by and among :

FLEET RETAIL GROUP, INC. f/k/a Fleet Retail Finance Inc. (the “Lender”), a Delaware corporation with offices at 40 Broad Street, Boston, Massachusetts 02109, and

BAKERS FOOTWEAR GROUP, INC., f/k/a Weiss and Neuman Shoe Co. (the “Borrower”), a Missouri corporation with its principal executive offices at 2815 Scott Avenue, Suite C, St. Louis, Missouri 63103,

in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

RECITALS:

1.	Reference is made to that certain Amended and Restated Loan and Security Agreement (as amended to date, the “Loan Agreement”) dated as of June 11, 2002 between the Borrower and the Lender.

2.	The Borrower has requested that the Lender agree to amend the Loan Agreement in certain respects and the Lender has agreed to do so on the terms and conditions set forth herein.

Accordingly, the Borrower and the Lender agree as follows:

3.	DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

4.	AMENDMENT TO LOAN AGREEMENT. The Loan Agreement shall be amended as specifically set forth herein. Unless expressly modified herein the Loan Agreement shall remain in full force in effect.

(a)	Article 1 of the Loan Agreement is amended to add the following Definitions:

“Credit Card Advance Rate”: 85%

       “Eligible Credit Card Receivables”: Accounts due on a non-recourse basis from major credit card processors as arise in the ordinary course of business, as have been earned by performance. Unless otherwise approved in writing by the Lender, none of the following shall be deemed to be Eligible Credit Card Receivables:

(i)	Accounts that have been outstanding for more than five (5) Business Days from the date of sale;

(ii)	Accounts with respect to which a Borrower does not have good and valid title thereto, free and clear of any Encumbrance (other than Permitted Encumbrances);

(iii)	Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback); and

(iv)	Accounts which the Lender determines in its discretion to be uncertain of collection.

          “Increased Reporting Event”: Availability at any time is less than $6,000,000.00. For purposes hereof, the occurrence of an Increased Reporting Event shall be deemed continuing notwithstanding that Availability may thereafter exceed the amounts set forth in the preceding sentence unless and until Availability exceeds such amount for sixty (60) consecutive days, in which case an Increased Reporting Event shall no longer be deemed to be continuing for purposes hereof.

(b)	Article 1 of the Loan Agreement is amended by deleting the definitions of Applicable Margin, Borrowing Base, Interest Period, Maturity Date, and Reserve and replacing them in their entirety with the following:

“Applicable Margin”: The following percentages for Base Margin Loans and Libor Loans based upon the following criteria:

		LIBOR
LEVEL	AVAILABILITY	MARGIN	BASE MARGIN
I	Greater than or equal to $6,000,000.00	1.75%	0%

II	Greater than or equal to $3,000,000.00 but less than $6,000,000.00	2.0%	0%

III	Less than $3,000,000.00	2.25%	0%

As of the Amendment Closing Date, the Applicable Margin shall be established at Level I. Thereafter, the Applicable Margin shall be adjusted quarterly as of the first day of each fiscal quarter, commencing October 1, 2004, based upon the average Availability for the immediately preceding fiscal quarter. Upon the occurrence of an Event of Default (including, without limitation, failure to deliver quarterly financial statements in accordance with Section 5:5-6), the Applicable Margin may, at the option of the Lender, be immediately set at Level III (even if Availability for another Level has been met) and interest shall be determined in the manner set forth in Section 2:2-10(g).

“Borrowing Base”: The aggregate of the following:

               (i) The face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate.

               Plus

               (ii) the lesser of (a) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by the Inventory Advance Rate; or (b) the Appraised Inventory Liquidation Value multiplied by the Loan to Collateral Percentage.

“Interest Period”: The following:

               (a) With respect to each Libor Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of, or conversion to, the subject Libor Loan and ending fourteen days, one, two, or three months thereafter, as the Borrower may elect by notice (pursuant to Section 2:2-5) to the Lender

               (b) With respect to each Base Margin Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of or conversion to such Base Margin Loan and ending on that date (i) as of which the subject Base Margin Loan is converted to a Libor Loan, as the Borrower may elect by notice (pursuant to Section 2:2-5) to the Lender or (ii) on which the subject Base Margin Loan is paid by the Borrower.

               (c) The setting of Interest Periods is in all instances subject to the following:

(i) Any Interest Period for a Base Margin Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

(ii) Any Interest Period for a Libor Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding

Business Day, unless that succeeding Business Day is in the next calendar month, in which event such Interest Period shall end on the last Business Day of the month during which the Interest Period ends.

(iii) Subject to Subsection (iv), below, any Interest Period applicable to a Libor Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Business Day of the month during which that Interest Period ends.

(iv) Any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(v) The number of Interest Periods in effect at any one time is subject to Section 2:2-10(e) hereof.

“Maturity Date”: August 31, 2008.

“Reserves”: The following: Availability Reserves and Inventory Reserves.

(c)	Article 1 of the Loan Agreement is amended by deleting the Definition of Loan to Collateral Reserve.

(d)	Article 2 of the Loan Agreement is amended by deleting Sections 2:2-12 and 2:2-14 in their entirety and replacing them with the following:

               2.12 Facility Fee.

               (a) In addition to any other fee or expense to be paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Lender the “Facility Fee” (so referred to herein) of $96,000.00, which has been fully earned by the Lender’s execution of this Fifth Amendment. (The Facility Fee is in addition to the Facility Fee previously earned by the Lender and paid by the Borrower in connection with the Loan Agreement).

               (b) Subject to this Section 2:2-12, the Facility Fee shall be paid to the Lender in monthly installments of $2,000.00 each. Monthly installments shall be paid on the first day of the month next following the Amendment

Closing Date and on the first day of each month thereafter, until the entire Facility Fee has been paid.

               (c) Upon the termination of the Revolving Credit and upon the occurrence of any Event of Default described in Section 10:10-11 and at the option of the Lender upon the occurrence of any other Event of Default, any remaining installments of the Facility Fee shall be immediately due and payable.

               2.14 Early Termination Fee

               (a) In the event that the Termination Date occurs for any reason prior to August 31, 2005, the Borrower shall pay to the Lender the “Revolving Credit Early Termination Fee” (so referred to herein) equal to 0.50 percentage of the Revolving Credit Ceiling (based upon the highest amount of the Revolving Credit Ceiling during the six (6) month period immediately preceding the Termination Date as determined by Lender) and payable on the Termination Date.

               (b) No Revolving Credit Early Termination Fee shall be due and payable in the event of the early termination of the Revolving Credit in connection with a refinancing thereof agented or provided by the Lender or any affiliate of the Lender, it being understood that neither the Lender nor any such affiliate has agreed to provide or to entertain a request to provide any such refinancing.

               (c) At the Borrower’s election, which may be exercised only prior to the occurrence of any Event of Default, the Borrower may provide the Lender with irrevocable written notice setting the Termination Date, which date shall be at least fifteen (15) days but not more than sixty (60) days after the giving of such notice.

(e)	Article 5 of the Loan Agreement is amended by deleting Sections 5:5-4 and 5:5-9 and replacing them with the following:

5.4	Borrowing Base Certificate

The Borrower shall provide the Lender with a Borrowing Base Certificate (in the form of EXHIBIT 5.4 annexed hereto, as such form may be revised from time to time by the Lender), monthly fifteen (15) calendar days after the end of each fiscal month provided that if an Event of Default or an Increased Reporting Event has occurred, the Borrower shall provide such Borrowing Base Certificate on Wednesday of each week as of the close of business on the immediately preceding Saturday (which date for delivery shall not change until the circumstance giving rise to the Increased Reporting Event is remedied as provided in the definition of “Increased Reporting Event” or the Event of Default has been cured or has been waived in writing by the Lender, as the case may be). Such Certificate may be sent to the Lender by facsimile transmission, provided that the original thereof is forwarded to the Lender on the date of such transmission.

5.9	Inventories, Appraisals, and Audits

          (a) The Lender, at the expense of the Borrower, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrower.

          (b) The Borrower, at its own expense, shall cause not less than two (2) physical inventories to be undertaken in each twelve (12) month period during which this Agreement is in effect (the spacing of the scheduling of which inventories shall be subject to the Lender’s discretion) conducted by such inventory takers as are satisfactory to the Lender and following such methodology as may be satisfactory to the Lender.

(i) The Borrower shall provide the Lender with a copy of the preliminary results of each such physical inventory (as well as of any other physical inventory undertaken by the Borrower) within twenty (20) days following the completion of such inventory.

(ii) The Borrower shall provide the Lender with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) to the Borrower’s books and records within thirty (30) days following the completion of such inventory.

(iii) The Lender, in its discretion, following the occurrence of a Suspension Event, may cause such additional inventories to be taken as the Lender determines (each, at the expense of the Borrower).

          (c) The Lender may obtain appraisals of the Collateral, from time to time conducted by such appraisers as are satisfactory to the Lender. The Lender shall not conduct more than One (1) such appraisals of the Collateral at the Borrower’s expense during any Twelve (12) month period during which this Agreement is in effect, unless an Event of Default has occurred and is continuing or an Increased Reporting Event has occurred and not been remedied, in which case the Lender in its discretion, may undertake additional such appraisals at the Borrower’s expense during such period as the Lender shall require.

          (d) The Lender may conduct from time to time commercial finance field examinations of the Borrower’s books and records. The Lender may conduct One(1) commercial finance field examinations of the Borrower’s books and records at the Borrower’s expense during any Twelve (12) month period during which this Agreement is in effect, unless an Event of Default has occurred and is continuing or an Increased Reporting Event has occurred and not been remedied, in which case the Lender in its discretion, may conduct additional commercial finance field examinations (at the Borrower’s expense) during such period as the Lender shall require.

          (e) The Lender from time to time (in all events, at the Borrower’s expense) may undertake “mystery shopping” (so-called) visits to all or any of the Borrower’s business premises. The Lender shall provide the Borrower with a copy of any non-company confidential results of such mystery shopping.

          (f) The Lender agrees that prior to the occurrence of any Event of Default, the maximum amount of third party fees for which the Borrower shall be obligated to reimburse the Lender, cumulatively in any Twelve (12) month period during which this Agreement is in effect, is the aggregate of the following plus out of pocket expenses:

	No Increased
	Reporting Event	Increased Reporting
	Exists	Event Exists
Audit	$10,000.00	$25,000.00

Appraisals	$22,000.00	$45,000.00

In the event of and following the occurrence and during the continuance of any Event of Default, there shall not be any “cap” on such fees.

(f)	Article 5 of the Loan Agreement is amended by adding a new subsection 5:5-5(a)(i)(D) which reads as follows:

(D) an aging of Borrower’s credit card accounts receivable.

(g)	Section 12:12-1 of the Loan Agreement is amended such that notice to the Lender shall be delivered to:

Fleet Retail Group, Inc. 40 Broad Street Boston, Massachusetts 02109 Attention: Mr. James Ward, Managing Director Telecopier: 617-434-4312

(h)	The Exhibits to the Loan Agreement shall be amended by replacing EXHIBIT 5.11(a) with the EXHIBIT 5.11(a) annexed to this Fifth Amendment.

5.	AMENDMENT FEE. In consideration of the Lender agreeing to enter into this Fifth Amendment and the Lender’s commitment to make loans and advances to the Borrower under the Revolving Credit, the Borrower shall pay to the Lender the “Amendment Fee” (so referred to herein) of $62,500.00 dollars. The Amendment Fee shall be fully earned and payable on the Amendment Closing Date and shall not be subject to refund or rebate under any circumstances.

6.	ADDITIONAL ACKNOWLEDGMENTS AND REPRESENTATIONS. As an inducement for the Lender to execute this Fifth Amendment, the Borrower hereby represents and warrants that:

(a)	as of the date hereof no Suspension Event has occurred and is continuing.

(b)	all Permitted Subordinated Indebtedness has been paid in full.

7.	RATIFICATION OF LOAN DOCUMENTS; NO CLAIMS AGAINST LENDER. Except as provided herein, all terms and conditions of the Loan Agreement and of the other Loan Documents remain in full force and effect. The Borrower hereby ratifies, confirms, and re-affirms all and singular the terms and conditions, including execution and delivery, of the Loan Documents. There is no basis nor set of facts on which any amount (or any portion thereof) owed by the Borrower to the Lender could be reduced, offset, waived, or forgiven, by rescission or otherwise; nor is there any claim, counterclaim, off set, or defense (or other right, remedy, or basis having a similar effect) available to the Borrower with regard to the respective Liabilities of the Borrower to the Lender; nor is there any basis on which the terms and conditions of any of the respective Liabilities of the Borrower to the Lender could be claimed to be other than as stated on the written instruments which evidence such Liabilities. To the extent that the Borrower has (or ever had) any such claims against the Lender, the Borrower hereby affirmatively WAIVES and RELEASES same.

8.	CONDITIONS TO EFFECTIVENESS. This Fifth Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Lender:

(a)	This Fifth Amendment shall have been duly executed and delivered by the respective parties hereto, shall be in full force and effect and shall be in form and substance satisfactory to the Lender;

(b)	All action on the part of the Borrower necessary for the valid execution, delivery and performance by the Borrower of this Fifth Amendment shall have been duly and effectively taken and evidence thereof satisfactory to the Lender shall have been provided to the Lender;

(c)	The Amendment Fee shall have been paid by the Borrower to the Lender.

(d)	The Borrower shall have provided the Lender:

(i)	A Certificate of corporate good standing issued by the Secretary of State of Missouri.

(ii)	Certificates of due qualification, in good standing, issued by the Secretary of State of Missouri.

(iii)	A Certificate of the Borrower’s Secretary of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

(e)	The Borrower shall have delivered an opinion of counsel to the Borrower in form and substance satisfactory to the Lender.

(f)	The Borrower shall have delivered certificates executed by the Chief Executive Officer and the Chief Financial Officer of the Borrower and stating that the representations and warranties made by the Borrower to the Lender in the Loan Documents are true and complete as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

(g)	The Borrower shall deliver such additional instruments and documents as the Lender or its counsel reasonably may require or request including, without limitation, the following:

(i)	Termination of Guaranty executed by Peter Edison and the Lender.

(ii)	Exhibits, updated if and as necessary to be accurate as of the Amendment Closing Date.

(h)	Each of the representations made by or on behalf of the Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of the Borrower shall be true and complete as of the date as of which such representation or warranty was made.

(i)	All fees due at or immediately after the first funding under the Revolving Credit and all costs and expenses incurred by the Lender in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Lender) shall have been paid in full.

(j)	No Suspension Event shall then exist.

(k)	No event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon the Borrower’s financial condition when compared with such financial condition at August 1, 2004.

(l)	The Lender shall have received written consent by the Participant in form and substance acceptable to the Lender in its discretion.

          No document shall be deemed delivered to the Lender until received and accepted by the Lender at its head offices in Boston, Massachusetts. Under no circumstances shall this Fifth Amendment take effect until executed and accepted by the Lender at said head office.

9.	MISCELLANEOUS.

(a)	This Fifth Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

(b)	This Fifth Amendment, together with the other Loan Documents, expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)	Any determination that any provision of this Fifth Amendment or any application hereof is invalid, illegal, or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provisions of this Fifth Amendment.

(d)	The Borrower shall pay on demand all reasonable costs and expenses of the Lender, including, without limitation, reasonable attorneys’ fees in connection with the preparation, negotiation, execution, and delivery of this Fifth Amendment.

(e)	THIS FIFTH AMENDMENT SHALL BE CONSTRUED, GOVERNED, AND ENFORCED PURSUANT TO THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL TAKE EFFECT AS SEALED INSTRUMENT.

[SPACE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have hereunto caused this Fifth Amendment to be executed and their seals to be hereto affixed as of the date first above written.

BAKERS FOOTWEAR GROUP, INC., F/K/A WEISS AND NEUMAN SHOE CO.

By	/s/ Lawrence L. Spanley, Jr.

Name	Lawrence L. Spanley, Jr.

Title	Vice President — CFO

FLEET RETAIL GROUP, INC.

By	/s/ James J. Ward

Name: James J. Ward
Title: Managing Director

Exhibit 5.11(a)

FINANCIAL PERFORMANCE COVENANTS

MINIMUM AVAILABILITY:

The Borrower shall maintain at all times Availability of not less than $1.5 Million, except that, Availability may be less than $1.5 Million for not more than three (3) consecutive Business Days in any month.